Exhibit 10.5

MINUTES OF INVESTMENT AGREEMENT

On November 22, 2018, in the City of Neuquén a meeting was held by the Province of Neuquén, herein represented by Accountant José Gabriel López, in his capacity as Undersecretary of Energy, Mining and Hydrocarbons, domiciled at Rioja No. 229 of the City of Neuquén (the “PROVINCE”), party of the first part, and VISTA OIL & GAS ARGENTINA S.A. and APCO OIL & GAS S.A.U., both domiciled at Av. Del Libertador 101, 12th floor, City of Buenos Aires, and both represented herein by Mr. Gastón Remy, in his capacity as attorney-in-fact, and both of them set up domicile for the purposes hereof a Humahuaca 685, 6th Floor, Paseo de la Costa, Isla 132, City of Neuquén (hereinafter referred to as “VISTA” and “APCO”, and collectively referred to as the “CONCESSIONAIRES”), party of the second part, and both parties are collectively referred to as the “PARTIES”, and:

WHEREAS pursuant to Section 1 of National Law No. 26741 on Sovereignty over Hydrocarbons in the Argentine Republic, the achievement of hydrocarbon self-supply, and the exploration, exploitation, industrialization, transportation and commercialization of hydrocarbons were declared of national public interest and as an imperative goal.

WHEREAS, on the other hand, certain principles of the hydrocarbon policy in Argentina were established, such as the promotion of use of hydrocarbons and by-products as a factor of development and higher competitiveness of the various economic segments and of the provinces and regions; the conversion of hydrocarbon resources into proven reserves and exploitation and return of reserves; integration of both public and private capital, both national and international, into strategic alliances intended to explore and exploit conventional and unconventional hydrocarbons; and maximization of investments and resources used in achieving self-supply of hydrocarbons in the short-, medium- and long term.

WHEREAS in this context, there is an imperative need for strengthening the promotion of investments in exploitation of hydrocarbons.

WHEREAS on September 16, 2014, a Federal Agreement was executed for the Self-supply of Hydrocarbons, and certain agreements were reached in relation to tax matters under Exhibit 1 thereto.

WHEREAS National Law No. 27007 adds to National Law No. 17319 the legal type of Unconventional Hydrocarbon Exploitation Concession, which consists in the extraction of liquid and/or gaseous hydrocarbons by using unconventional stimulation techniques implemented in fields located on geological formations consisting of schist or shale rocks (shale gas or shale oil), compact sandstones (tightsands, tight gas, tightoil), coal layers (coalbedmethane) and/or generally characterized by the presence of low-permeability rocks.

WHEREAS Section 35(b) of Law No. 17319 establishes that the Unconventional Hydrocarbon Exploitation Concession shall be in effect for thirty-five (35) years, including a Pilot Plan Period of up to five (5) years.

WHEREAS Article 124 of the Argentine Constitution establishes that the provinces are entitled to ownership over natural resources existing in their territories.

WHEREAS Laws No. 17319 and 26197 establish that the Provinces or the Nation shall be the Granting and Enforcement Authorities for such purposes based on whether the gas or oil fields are located in provincial or national territories.

WHEREAS the CONCESSIONAIRES are holders of a concession for exploitation of hydrocarbons over the Bajada del Palo Area (hereinafter the “AREA”), which was originally awarded pursuant to Executive Order No. 1769/90 and extended pursuant to Executive Order No. 1117/2009, which approved the Minutes of Agreement executed on June 11, 2009 (the “Minutes of Renegotiation Agreement”) between the Technical Renegotiation Commission (Comisión Técnica de Renegociación) of the PROVINCE and the CONCESSIONAIRES.

WHEREAS the PROVINCE believes that higher revenues should be obtained from oil and gas of its own, and that reserves and production should be increased, all in accordance with Laws No. 17319, 24145, 26197 and 27007, whereas Section 6 of Law No. 26197 provides as follows: “After enactment of this law, the Provinces, as Enforcement Authority, shall exercise the functions of a counterparty under exploration permits, concessions for exploitation and transportation of hydrocarbons subject to transfer, including the following powers, among other:

1.

to fully and independently engage in control and supervision over such permits and concessions, and over any other type of hydrocarbon exploration and/or exploitation contract awarded or approved by the National Government;

2.	to require performance of statutory and/or contract obligations as regards investments, rational exploitation of resources, information and payment of fees and royalties;

3.	to provide for the extension of statutory and/or contract terms; and

4.

to impose the penalties under Law No. 17319 and its regulations (fines, suspensions of registrations, forfeiture and any other sanction set forth in the bidding terms and conditions of the contracts.)”

WHEREAS the foregoing powers are not exclusive of any other powers derived from the granting authority under Law No. 17319 and its implementing regulations.

WHEREAS the CONCESSIONAIRES have submitted to the PROVINCE a project for unconventional development of the AREA, which proposes the division thereof into two unconventional concession areas known as Bajada del Palo Oeste (BPO) and Bajada del Palo Este (BPE).

WHEREAS the PROVINCE has reviewed the project submitted by the CONCESSIONAIRES and concluded that approval of such request is in the best interests of the PROVINCE given that the investment and development of the entire AREA would be thus maximized.

WHEREAS in order to make the project viable, the PROVINCE believes that an Unconventional Hydrocarbon Exploitation Concession should be awarded over Bajada del Palo Oeste and an Unconventional Hydrocarbon Exploitation Concession should be awarded over Bajada del Palo Este to the CONCESSIONAIRES, both on the terms of Section 35 (b) of Law No. 17,319.

WHEREAS in the framework of applicable rules and regulations, it is the PARTIES’ intention to execute these “MINUTES OF AGREEMENT” subject to the following terms and conditions, pursuant to Laws No. 17319, 24145, 26197, 26741 and 27007 and national and provincial laws applicable to the subject matter hereof.

Therefore, the PARTIES agree as follows:

SECTION 1: SUBJECT-MATTER

The PROVINCE agrees to divide the AREA into two subareas and therefore create the areas known as Bajada del Palo Oeste and Bajada del Paolo Este (hereinafter referred to as the “AREAS”) and to award to the CONCESSIONAIRES, on equal terms as to interest percentages as the exploitation concession currently in force over the AREA, an Unconventional Hydrocarbon Exploitation Concession over Bajada del Palo Oeste (“BPO”) (hereinafter referred to as “UHEC BPO”) and an Unconventional Hydrocarbon Exploitation Concession over Bajada del Palo Este (“BPE”) (hereinafter referred to as “UHEC BPE”), both for a term of 35 years, in accordance with the provisions of Sections 27 bis, 35 (b) and related sections of Law No. 17319, the surface area and coordinates of which are defined in Annex A to these MINUTES OF AGREEMENT.

SECTION 2: TERMS AND CONDITIONS OF THIS AGREEMENT.

The PARTIES, as to the award of the UHEC BPO and the UHEC BPE, further agree as follows:

2.A) INVESTMENT COMMITMENT: As a condition precedent to the award of the UHEC BPO, the CONCESSIONAIRES agree to carry out a pilot program with a work plan consisting in drilling eight (8) horizontal wells (in two pads of four (4) wells each) and associated facilities, for an investment amount of UNITED STATES DOLLARS one hundred and five million six hundred thousand (USD 105,600,000) within 18 months of the effective date of the UHEC. In addition, as a condition precedent to the award of the UHEC BPE, the CONCESSIONAIRES agree to carry out a pilot program with a work plan consisting in drilling five (5) horizontal wells and associated facilities, for an investment amount of UNITED STATES DOLLARS fifty-one million eight hundred thousand (USD 51,800,000) within 36 months of the effective date of the UHEC; all in accordance with the Pilot Plan submitted along with the application for both UHECs.

2.B) COMPLIANCE: The investments set forth in the foregoing paragraph for the UHEC BPO and for the UHEC BPE shall be deemed to have been made in each case, following certification by the PROVINCE, upon completion of the works set forth in Section 2.A above, in accordance with the Preliminary Development Plan submitted along with the applications for the UHECs.

If the INVESTMENT COMMITMENT is not honored, the PROVINCE may, upon giving 90 (ninety) business days’ notice to cure a potential event of default, take any actions required to revoke the UHEC BPO and/or the UHEC BPE, as the case may be. Revocation of the relevant UHEC by the PROVINCE shall cause forfeiture thereof, and the Area shall thus be returned to the PROVINCE by the CONCESSIONAIRES.

2.C) COMPRE NEUQUINO: The CONCESSIONAIRES agree, pursuant to current laws and regulations, to give priority to the hiring of labor, suppliers and services of Neuquén in order to foster continued permanent employment in the oil industry and consolidate a competitive local and regional market, through the strengthening of small- and medium-sized companies based in Neuquén and a growing supply of products, goods and services, connecting the oil-related workers, producers, industrial and professional workers, merchants, companies engaged in works and services, of all trades located in the PROVINCE. Notwithstanding the foregoing, this priority shall not apply in the event that due to the specific nature and/or the characteristics and/or the burdensome nature of the works to be performed and/or the volume of operations, the hiring of labor, suppliers and services of Neuquén is not feasible. In the exclusive context of this commitment, the CONCESSIONAIRE shall keep Centro PyME – ADENEU and other any successor authority informed about any engagement or changes of suppliers.

2.D) USE OF WATER AND EFFLUENT DISCHARGES: In connection with the use of water and effluent discharges required for performance of the works and operations described in the Project submitted for development of the UHEC BPO and the UHEC BPE, the CONCESSIONAIRES shall act in accordance with current rules and regulations. Accordingly, the CONCESSIONAIRES shall carry out their activities in relation to the UHEC BPO and the UHEC BPE, by engaging in a rational and efficient use of provincial water resources, and they shall make attempts to minimize generation of effluents and provide for reuse, if possible.

The permits for water extraction, performance of works in a public water area -or water irrigation zones- performance of drilling works for withdrawal of water, effluent treatment and discharges, monitoring network development, environmental remediation, pipeline laying and facilities, etc. shall be in accordance with the provisions of the Water Code of the Province of Neuquén -Law No. 899-, its Implementing Decree No. 790/99, Executive Order No. 1483/82 and other implementing and supplementary rules and regulations passed by the Undersecretariat of Water Resources (Subsecretaría de Recursos Hídricos) or any such entity as may replace it in the future.

2.E INSPECTION: The CONCESSIONAIRE shall permit follow-up on works, expenditures and investments to be made within the UHEC BPO and the UHEC BPE to be inspected and certified as often as required by the Enforcement Authority and other provincial agencies, where applicable, in accordance with current rules and regulations, for which purposes the formation of a work team with the participation of the PARTIES may be required for the Enforcement Authority’s works to be more efficient.

2.F EXPLOITATION FEE: The CONCESSIONAIRES shall pay to the PROVINCE an Exploitation Fee for the UHEC BPO in the amount of UNITED STATES DOLLARS seven hundred and forty-one thousand nine hundred and thirty-one (USD 741,931) and for the UHEC BPE in the amount of UNITED STATES DOLLARS four hundred and twenty-four thousand nine hundred and ninety-five (USD 424,995), which shall be paid in a lump sum within ten (10) business days of the effective date of these MINUTES OF AGREEMENT.

2.G HYDROCARBON ROYALTIES: The hydrocarbon royalties shall be paid in accordance with current rules and regulations by each of the CONCESSIONAIRES in consideration for production of hydrocarbons in the AREAS held by each of them, in proportion to their interests in the UHEC BPO and the UHEC PBE on the following terms:

a)	On production of unconventional shale (shale or schist rocks), for the term of the UHECs awarded over the BPO and BPE areas, hydrocarbon royalties shall be payable at the rate of 12% (twelve percent).

b)

On production of unconventional tight (compact sandstones), in the event of discovery for the term of the UHECs awarded over the BPO and BPE areas, the companies shall agree with the Enforcement Authority on the scheme of payment of hydrocarbon royalties and on measurement conditions as to such production.

c)

On the shale production until the effective date of the UHEC BPO and the UHEC BPE and on Conventional production, the terms of the Minutes of Agreement executed on June 11, 2009 shall continue to apply. On and after September 6, 2025, the highest rate of 18% shall be paid for such production.

2.H. STAMP TAX: For calculation of the Stamp Tax to be paid on these MINUTES OF AGREEMENT and the UHEC BPO and the UHEC BPE, the taxable base shall be UNITED STATES DOLLARS one hundred and fifty-seven million, four hundred thousand (USD 157,400,000) and the applicable tax rate shall be fourteen per one thousand (14 ‰), which shall be paid by the PARTIES in accordance with the provisions of the current Tax Law, taking into account that the Provincial Government is exempt as set forth in Section 236 (1) and subject to Section 233 of the current Provincial Tax Code. Therefore, the CONCESSIONAIRES shall pay stamp tax in the amount of UNITED STATES DOLLARS one million one hundred and one thousand eight hundred (USD 1,101,800). Any other public or private document, agreement or financial and/or corporate agreement or instrument among all or any of the CONCESSIONAIRES or with third parties required for performance of the project, execution of collaboration agreements between the CONCESSIONAIRES, including those related to project funding through indebtedness or third-party partners’ contributions, and allocation or assignment of any rights thereunder shall be exempt from payment stamp tax as set forth in Section 238 of the current Provincial Tax Code.

For purposes of the foregoing provisions, note that acts required for performance of the project shall not include any such instruments executed for performance of operational services at the UHEC BPO and the UHEC BPE.

2.I. TAX STABILITY: For the entire term of the UHEC BPO and the UHEC BPE, the PROVINCE agrees to afford a consistent and stable tax treatment and full application of Section 56 (a) of Law No. 17319 as well as to provide tax stability as to all taxes and/or royalties established by the PROVINCE. Therefore, the PROVINCE agrees not to levy new taxes and/or royalties or to increase those existing as of the date of execution of these MINUTES OF AGREEMENT with regard to the activities to be performed at the UHEC BPO and the UHEC BPE (either directly or indirectly, through changes to applicable rates or the taxable base or the form of calculation thereof, or by means of new interpretations or new criteria applied by the PROVINCE), or to levy new taxes and/or royalties in substitution for or that may supplement those in effect as of the date of execution of these MINUTES OF AGREEMENT. In the event of replacement of the turnover tax with other provincial tax, the PROVINCE agrees not to increase the tax burden existing prior to such substitution.

2.J. USE AND ENJOYMENT OF THE AREA: The PROVINCE shall use its best efforts to ensure that the CONCESSIONAIRES may use and quietly enjoy the AREA of the UHEC BPO and the UHEC BPE in furtherance of a regular development of hydrocarbon activities. Upon occurrence of any event that is beyond the CONCESSIONAIRES’ reasonable control preventing them to carry out their operation on a regular basis, the PARTIES shall discuss the taking of any such mitigation and/or facilitating actions as may enable performance of the obligations and potential suspension of the respective terms of these MINUTES OF AGREEMENT or the UHEC BPO or the UHEC BPE.

2.K. CONCESSIONAIRES’ CONTRIBUTIONS: The CONCESSIONAIRES shall only pay, in addition to any such commitments further undertaken herein, an Infrastructure Fee, for the UHEC BPO in the amount of UNITED STATES DOLLARS one million eight hundred and seventy-six thousand twenty-six (USD 1,876,026) and for the UHEC BPE in the amount of UNITED STATES DOLLARS nine hundred and twenty thousand two hundred and forty-eight (USD 920,248), which add up to UNITED STATES DOLLARS two million seven hundred and ninety-six thousand two hundred and seventy-four (USD 2,796,274). The Parties agree that the amount of UNITED STATES DOLLARS one million seven hundred and ninety-six thousand two hundred and seventy-four (USD 1,796,274) shall be payable within ten (10) business days of the effective date of the MINUTES OF AGREEMENT and the amount of UNITED STATES DOLLARS one million (USD 1,000,000) shall be payable on March 29, 2019.

2.L. CORPORATE SOCIAL RESPONSIBILITY: The CONCESSIONAIRES have offered cooperation with the PROVINCE by making contributions of resources on account of Corporate Social Responsibility. For such purposes, the CONCESSIONAIRES shall pay to the PROVINCE as Corporate Social Responsibility for the UHEC BPO the amount of UNITED STATES DOLLARS two million six hundred and forty thousand (USD 2,640,000) and for the UHEC BPE the amount of UNITED STATES DOLLARS one million two hundred and ninety-five thousand (USD 1,295,000), which amounts shall be payable in a lump sum within ten (10) business days of the effective date of the MINUTES OF AGREEMENT.

SECTION 3: ENVIRONMENT.

These MINUTES OF AGREEMENT are subject to National Laws No. 17319, 26197,27007 as amended, and their implementing decrees and applicable resolutions governing hydrocarbon activities, and all environmental laws and regulations, including National Laws No. 25,675 -General Environmental Law-; 25841 on adhesion to the MERCOSUR’s Master Environmental Agreement, which adheres to the International Conference on Environment and Development held at Rio de Janeiro in 1992; 24051, on Hazardous Wastes; 25612 on Comprehensive Industrial Waste Management; 25670, on Minimum Requirements for PBC Management and Disposal; 25688 on Environmental Water Management Regime, and Provincial Laws 899; 1875; 2205; 2175; 2183 and 2600, as amended, their implementing decrees and applicable resolutions governing the preservation of the environment and the respective enforcement authorities, who retain all authority and powers conferred under such laws and regulations, and they are subject to inspection, control, reporting requirements, resolutions and sanctions imposed thereby under such laws and regulations.

SECTION 4: INFORMATION TO BE PROVIDED TO THE ENFORCEMENT AUTHORITY.

For the term of these MINUTES OF AGREEMENT, the CONCESSIONAIRES shall deliver to the Enforcement Authority, as and when required, technical documents, information and schedules, as set forth in national and provincial laws and regulations in effect.

SECTION 5: CURRENCY AND FORM OF PAYMENT

Payments set forth in Section 2 (2.F, 2.K and 2.L) of these Minutes of Agreement denominated in US Dollars shall be made in Argentine Pesos at the offer exchange rate posted by Banco de la Nación Argentina as of the close of business on the third business day prior to the date of payment and transfer thereof shall be made to the Checking Account held with Banco de la Provincia del Neuquén S.A. No. 100/21 – PCIA DEL NQN – ADMINISTRACIÓN CENTRAL, CBU 09700222-11000001000212, held by Provincia del Neuquén (CUIT 30-99906894-0).

Payment of the Stamp Tax set forth in Section 2.H of these Minutes of Agreement shall be transferred to the Checking Account held with Banco Provincia del Neuquén S.A. – DPR IMP AL SELLO, CBU 09700222-11000001050262, held by Ministerio de Economía de la Provincia del Neuquén (CUIT 30-70751909-2).

The Hydrocarbon Royalties shall be paid in accordance with the provisions of Section 2.G of these Minutes of Agreement and payment thereof shall be transferred to the Checking Account held with Banco de la Provincia del Neuquén S.A. No. 100/21 – PCIA DEL NQN -ADMINISTRACIÓN CENTRAL, CBU 09700222-11000001000212, held by Provincia del Neuquén (CUIT 30-99906894-0) and/or the account(s) designated from time to time by the General Office of Royalties (Dirección General de Regalías) of the Provincie of Neuquén.

SECTION 6: EFFECTIVE TERM OF THE MINUTES OF AGREEMENT AND THE UHEC.

The representatives of the CONCESSIONAIRES execute these MINUTES OF AGREEMENT with sufficient powers for these purposes. On the other hand, the representative of the PROVINCE executes these MINUTES OF AGREEMENT subject to approval from the Executive Branch of Government of the Province.

These MINUTES OF AGREEMENT shall be documented and become effective upon notice to the CONCESSIONAIRES of the Executive Order issued by the Executive Branch of Government of the Province whereby the MINUTES OF AGREEMENT are approved and the UHEC BPO and the UHEC BPE are awarded.

The UHEC BPO and the UHEC BPE shall become effective on the date of such Executive Order.

The PARTIES represent that the authorization for the assignment from the company Pampa Energía Sociedad Anónima, as holder of the Exploitation Concession over the area known as Bajada del Palo, of three point eighty-five percent (3.85%) of its interest in such Concession to the company Vista Oil & Gas Argentina Sociedad Anónima is pending; and they establish that until consummation thereof pursuant to delivery of the relevant deed to the PROVINCE is not notified by any sufficient means, these MINUTES OF AGREEMENT shall not be approved by the Executive Branch of Government of the Province.

If upon expiration of a ninety(90)-day term from execution hereof, the Executive Branch of Government of the Province fails to issue the Executive Order that approves the MINUTES OF AGREEMENT and awards the UHEC BPO and the UHEC BPE above, any of the PARTIES may terminate these MINUTES OF AGREEMENT upon notice to the other PARTY of its intention in such regard.

SECTION 7: EVENTS OF DEFAULT.

Events of default incurred by the CONCESSIONAIRES: Upon occurrence of an event of default, the provisions of Sections 80, 87 et seq. and related sections of Law 17319 shall apply.

The PARTIES expressly agree not to make any claims against each other for any damages or interest arising from failure to perform the obligations hereunder if caused by an act of God or a force majeure event. (Sections 1730 and 1733 of the Argentine Civil and Commercial Code).

SECTION 8: SUPPLEMENTARY PROVISIONS

a) Assignment. The rights and obligations established in these MINUTES OF AGREEMENT may be assigned in whole or in part by the CONCESSIONAIRES, upon obtaining Authorization from the Enforcement Authority and shall be then applicable to any assignee (and its successors) provided that an assignment of the exploitation concession is made pursuant to Section 72 of Law No. 17319.

b) Governing Law and Dispute Resolution. The laws of the Argentine Republic shall be the governing law hereof. Any disputes among the PARTIES arising from or in connection with the MINUTES OF AGREEMENT and/or the UHEC BPO and/or the UHEC BPE shall be settled by arbitration at law pursuant to the Arbitration Rules of the International Chamber of Commerce (ICC), before an arbitration panel consisting of three arbitrators designated in accordance with such rules.

The arbitration shall be conducted in Spanish language in the City of Buenos Aires. The arbitration award shall final and unappealable.

c) Amendment. These MINUTES OF AGREEMENT shall only be amended upon the express written consent of the Parties.

d) Liability. The CONCESSIONAIRES undertake their respective obligations to the extent of their interests held in the UHEC BPO and the UHEC BPE and on a joint basis. Upon occurrence of a full or partial breach of Section 2.K CONCESSIONAIRES’ CONTRIBUTIONS and 2.L. CORPORATE SOCIAL RESPONSIBILITY by any of the CONCESSIONAIRES, the PROVINCE, upon five (5) business days’ notice to the breaching CONCESSIONAIRE to cure the potential default, shall have a right to impose a fine on such breaching CONCESSIONAIRE equal to 10% (ten percent) per month on the unpaid amount due.

e) Costs. Each CONCESSIONAIRE shall pay its costs, expenses and taxes resulting from negotiation and performance of these MINUTES OF AGREEMENT.

The PARTIES have executed these minutes of agreement in three counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument, on the date and at the place first above written.

/s/
Province of Neuquén

/s/
Apco Oil & Gas S.A.U.
Gastón Remy
Attorney-in-Fact

/s/
Vista Oil & Gas Argentina S.A.
Gastón Remy
Attorney-in-Fact

EXHIBIT A